Exhibit 99
Form 10-Q
June 30, 2000


                                                       NATIONAL FUEL GAS
                                               CONSOLIDATED STATEMENT OF INCOME
                                                         (UNAUDITED)


                                                   Twelve Months Ended
                                                         June 30,
                                                   --------------------

                                                   2000            1999
(Thousands of Dollars)

INCOME
Operating Revenues                                $1,375,345      $1,249,892
                                                  ----------      ----------

Operating Expenses
  Purchased Gas                                      470,564         400,791
  Fuel Used in Heat and Electric Generation           55,040          54,988
  Operation                                          312,736         308,169
  Maintenance                                         23,582          23,846
  Property, Franchise and Other Taxes                 78,836          90,715
  Depreciation, Depletion and Amortization           135,920         126,399
  Income Taxes - Net                                  81,534          59,203
                                                  ----------      ----------
                                                   1,158,212       1,064,111
                                                  ----------      ----------

Operating Income                                     217,133         185,781
Other Income                                          12,077          11,358
                                                  ----------      ----------
Income Before Interest Charges and
  Minority Interest in Foreign Subsidiary            229,210         197,139
                                                  ----------      ----------

Interest Charges
  Interest on Long-Term Debt                          66,218          65,267
  Other Interest                                      26,841          22,626
                                                  ----------      ----------
                                                      93,059          87,893
                                                  ----------      ----------
Minority Interest in Foreign Subsidiary               (1,331)         (1,717)
                                                  ----------      ----------

Net Income Available for Common Stock             $  134,820      $  107,529
                                                  ==========      ==========

Basic Earnings Per Common Share:                  $     3.46      $     2.79
                                                  ==========      ==========

Diluted Earnings Per Common Share:                $     3.42      $     2.76
                                                  ==========      ==========

Weighted Average Common Shares Outstanding

    Used in Basic Calculation                     38,994,910      38,574,864
                                                  ==========      ==========
    Used in Diluted Calculation                   39,414,923      38,917,221
                                                  ==========      ==========